   UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

 Pursuant to section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) August 4, 2010

KENNETH COLE PRODUCTIONS, INC.

 (Exact name of registrant as specified in its charter)

New York

1-13082

13-3131650

(State or other jurisdiction of

(Commission

(IRS Employer

incorporation)

File Number)

Identification No)

603 West 50th Street, New York, NY 10019

(Address of principal executive offices)(Zip code)

Registrant’s telephone number, including area code (212) 265-1500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02  Results of Operations and Financial Condition.

On August 4, 2010, Kenneth Cole Productions, Inc. (the “Company”) issued a press release announcing the Company’s results for the second quarter ended June 30, 2010.  A copy of the press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

99.1 Press Release dated August 4, 2010

Limitation on Incorporation by Reference

In accordance with General Instructions B.2 on Form 8-K, the information in this report (including the exhibit) is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to liabilities of that Section, unless we specifically incorporate it by reference in a document filed under the Securities Act of 1933 or the Securities Exchange Act of 1934.  The filing of this Current Report on Form 8-K is not an admission as to the materiality of any information in this report that is required to be disclosed solely by Regulation FD.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Kenneth Cole Productions, Inc.

Registrant

Dated:  August 4, 2010

            By:      /S/ DAVID P. EDELMAN

Name: David P. Edelman

Title:   Chief Financial Officer

(Principal Financial and Accounting Officer)

Exhibit Index

Description

Exhibit No.  99.1

Press Release dated August 4, 2010

Exhibit 99.1

Company Contact:	Investor Relations Contact:
David Edelman	James R. Palczynski
Chief Financial Officer	Principal
Kenneth Cole Productions, Inc.	Integrated Corporate Relations, Inc.
(212) 265-1500	(203) 682-8229

Kenneth Cole Productions Reports Double-Digit Q2 Revenue Growth

and Significant Profit Improvement

-- Consolidated Revenues Up 15% with Growth in All Segments --
-- Earnings Per Share Increase $0.23 to $0.05 vs. Year-Ago Loss of ($0.18) --

-- Gains in Gross Margin, Cash and Expense Leverage Continue --

New York, New York, August 4, 2010 / PR Newswire – Kenneth Cole Productions, Inc. (NYSE: KCP), a leading designer and marketer of fashion footwear, apparel and accessories, today reported financial results for the second quarter ended June 30, 2010.

Earnings per fully-diluted share were $0.05 in the second quarter versus a loss of ($0.18) in the year-ago period, stronger than the Company’s previous guidance of $0.00 to $0.03 per share.  The better than expected performance was the result of higher than anticipated comparable store sales, increased gross margins, effective inventory management and the ongoing, positive impact of the Company’s streamlining initiatives.

Net revenues in the second quarter grew 15.0% to $108.0 million versus $93.9 million in the second quarter last year.  Each of the Company’s operating segments achieved double-digit revenue growth in the quarter.

Wholesale sales grew 12.8% to $52.1 million.  Excluding the impact of exited businesses, Wholesale sales grew 16.0%.  Consumer Direct revenue for the second quarter increased by 16.2% to $44.8 million.  This improvement was driven by a comparable store sales increase of 8.4%, revenue associated with eight net new stores, and continued double-digit growth in e-commerce.  Licensing revenue in the second quarter increased 21.1% to $11.1 million.

Jill Granoff, Chief Executive Officer, commented, “We are pleased to report strong performance in the second quarter, as well as our fourth consecutive quarter of positive operating profit.  Our business has clearly turned the corner and is showing traction and positive momentum.  Each segment delivered double digit growth, demonstrating that our brands remain strong and that our products are resonating with consumers.  We also increased gross margin and achieved continued expense leverage, resulting in greater profitability.”

Consolidated gross margin increased 130 basis points to 43.7% compared to 42.4% in the year-ago period.  Margins grew due primarily to improved product sell-through and effective inventory management.

Selling, general and administrative expenses as a percent of sales improved by 520 basis points to 42.7% from 47.9% in the year-ago quarter.  The Company achieved these results through its streamlining initiatives and expense leverage, despite additional costs associated with operating eight net new stores and the Company’s pay-for-performance annual bonus incentive.

As a result of gross margin improvement and expense management, second quarter operating income rose by $6.3 million to $1.1 million compared to an operating loss of ($5.2) million in the same quarter of last year.

For the six months ended June 30, 2010, net revenues increased 10.2% to $217.5 million. Operating income improved by $19.8 million to $2.1 million versus a loss of ($17.7) million in the same period of fiscal 2009.  As a result, diluted earnings per share grew by $0.79 to $0.15 versus the year-ago loss of ($0.64).

The Company noted there was minimal tax expense in the quarter and six months ended June 30, 2010 due to the reversal of a portion of the Company’s deferred tax valuation allowance.

The Company’s balance sheet at June 30, 2010 remained strong with increased cash and no long-term debt.  Cash and cash equivalents at the end of the quarter were $79.2 million, up $21.3 million versus the $57.9 million at June 30, 2009.  Inventory was $35.2 million, approximately flat to the year-ago level compared to double-digit sales growth.

Third Quarter Guidance

The Company today also issued revenue and earnings per share guidance for the third quarter ending September 30th.  The Company currently expects third quarter net revenues to grow between 10% and 12%, and earnings per diluted share to be in the range of $0.08 to $0.10 versus the year-ago level of $0.01 per share.

Kenneth Cole, Chairman and Chief Creative Officer, concluded, "We have made good progress in our business and I am proud of our team’s effort.  We have continued to  improve our product offerings and are better serving the needs of today’s modern, metropolitan consumer.  As we move forward, we will continue to explore all strategic avenues to enhance our customer relationships and maximize value for our stakeholders."

About Kenneth Cole Productions, Inc.

Kenneth Cole Productions, Inc. designs, sources, and markets a broad range of footwear, handbags, apparel and accessories under the brand names Kenneth Cole New York; Kenneth Cole Reaction; Unlisted; and Le Tigre, as well as footwear under the proprietary trademark Gentle Souls.  The Company has also granted a wide variety of third party licenses for the production of men's, women's and children's apparel as well as fragrances, watches, jewelry, eyewear, and several other accessory categories.  The Company's products are distributed through department stores, better specialty stores, company-owned retail stores and its e-commerce website.  Further information can be found at http://www.kennethcole.com/.

Forward Looking Statement Disclosure

The statements contained in this release, which are not historical facts, may be deemed to constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Actual future results might differ materially from those projected in such statements due to a number of risks and uncertainties, including but not limited to, demand and competition for the Company's products, the ability to enter into new product license agreements or to renew or replace existing product licensee agreements, changes in consumer preferences or fashion trends, delays in anticipated store openings and closings, and changes in the Company's relationships with retailers, licensees, vendors and other resources.  The forward looking statements contained herein are also subject to other risks and uncertainties that are described in the Company's reports and registration statements filed with the Securities and Exchange Commission.

Kenneth Cole Productions, Inc.

(unaudited)

(In thousands, except	Quarter Ended		Six Months Ended
per share & outstanding share amounts)
	06/30/10	06/30/09	06/30/10	06/30/09

Net sales	$96,888	$84,748	$196,281	$179,122

Licensing and other revenue	11,085	9,152	21,204	18,153

Net revenue	$107,973	$93,900	$217,485	$197,275

Gross profit	47,188	39,813	92,738	74,885

Selling, gen’l & administrative (“SG&A”)	46,092	44,965	90,672	91,912
Severance (salary, taxes, restricted stock & benefits)	-	-	-	1,235
Net lease termination benefit	-	-	-	(509)
Total SG&A	46,092	44,965	90,672	92,638

Operating income/(loss)	1,096	(5,152)	2,066	(17,753)

Interest & other income, net	65	114	1,032	320
Investment impairment	(48)	(41)	(68)	(440)
Total interest & other income/(expense),net	17	73	964	(120)

Income/(loss) before taxes	1,113	(5,079)	3,030	(17,873)

Income tax expense/(benefit)	176	(1,813)	261	(6,439)

Net income/(loss)	$937	($3,266)	$2,769	($11,434)

Net income/(loss) per share:Basic	$0.05	($0.18)	$0.15	($0.64)

Net income/(loss) per share:Diluted	$0.05	($0.18)	$0.15	($0.64)

Average shares outstanding:Basic	18,146,000	17,954,000	18,119,000	17,922,000

Average shares outstanding:Diluted	18,517,000	17,954,000	18,501,000	17,922,000

Balance Sheet Data:	06/30/10	06/30/09
Cash & Cash Equivalents	$79,211	$57,903
Accounts Receivable	32,206	28,873
Inventory	35,170	35,069
Total Assets	255,846	298,761
Working Capital	96,272	80,091
Accounts Payable & Accrued Expenses	39,486	35,402
Long-term Debt	-	-
Total Shareholders’ Equity	145,806	191,899